Filed Pursuant to Rule 424(b)(5)

Registration No. 333-222046

Supplement to Prospectus Supplement dated February 23, 2018

(To Prospectus dated December 22, 2017)

$20,000,000

Common Stock

This supplement (this “Supplement”) supplements our prospectus supplement, dated February 23, 2018 (the “Prospectus Supplement”) and prospectus dated December 22, 2017 (the “Prospectus”) relating to the offer and sale of shares of our common stock, par value $0.01 per share, from time to time through H.C. Wainwright & Co., LLC (“Wainwright”) as sales agent. Sales of our common stock, if any, pursuant to this Supplement and the Prospectus Supplement will be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. This Supplement should be read in conjunction with the Prospectus Supplement and Prospectus.

We are filing this Supplement to reflect the amendment of the common stock sales agreement dated February 23, 2018 by and between us and Wainwright. Pursuant to the terms of that amendment, we may offer and sell shares of our common stock having an aggregate price of not more than $20,000,000. In addition, we have entered into a sales agreement with another sales agent for a separate “at the market” offering for sales of shares of our common stock having an aggregate offering price of up to $30,000,000.

Our common stock is listed on Nasdaq Capital Market under the symbol “CASI.” The last reported sale price of our common stock on August 8, 2019 was $3.08.

Investing in our common stock involves significant risks. Before making an investment decision, please read the information under the heading “Risk Factors” in the Prospectus and Prospectus Supplement and the documents we incorporate by reference in this Supplement for more information before you make any investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement, Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

August 9, 2019